UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2015

Diego Pellicer Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-189731	33-1223037
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6800 Owensmouth Avenue, Suite 350, Los Angeles, CA 92303

Registrant’s telephone number, including area code: (818) 703-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On May 22, 2015, Philip Gay resigned as the Chief Executive Officer and Nick Roberts resigned as Chief Financial Officer of Diego Pellicer Worldwide, Inc. (the “Company”). Mr. Gay and Mr. Roberts did not resign as the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies), or practices.

The board of directors of the Company has appointed Ron Throgmartin, the Company’s Chief Operating Officer as the Chief Executive Officer and David Wells as the Company’s Chief Financial Officer.

Ron Throgmartin, Chief Executive Officer

Ron Throgmartin, 51, joined as CEO of Diego Pellicer Worldwide Inc. in August 2013. In May 2010 Mr. Throgmartin began serving as an independent consultant for a medical marijuana company in Colorado where he managed State licensing, compliance, retail operations and production. From 2003-2008, Mr. Throgmartin was involved with the largest privately owned cattle producers in the United States with operations that encompassed 11 states. In 1989, Mr. Throgmartin started his own commercial development company, where over a span of 20 years he developed over 3 million square feet of commercial projects, working with some of the top rated retailers in the country, including Lowes, Home Depot, HH Gregg, Staples, McDonalds, Steak-n-Shake. From 1981-1989 Mr. Throgmartin worked for his family business HH Gregg, where he served in many roles including Operations and new and store development. Today HH Gregg (HHG) is a publicly owned and operated appliance and electronics retailer covering 16 states, and over $2.4 billion in annual sales. Mr. Throgmartin is a graduate of Ball State University with a Bachelor of Science degree. We believe that Mr. Throgmartin should serve as a member of the board of directors and CEO due to the perspective and experience he brings and his experience in the medical marijuana industry.

Family Relationships

No family relationship has ever existed between Mr. Throgmartin and the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Employment Agreement

As disclosed in the Current Report on Form 8-K filed on March 12, 2015, the Company entered into an employment agreement with Mr. Throgmartin on September 17, 2014. The terms of that employment agreement remain in place.

David Wells, Chief Financial Officer

David Wells, 52, Mr. Wells founded DRW Consulting, Inc. (now StoryCorp Consulting dba Wells Compliance Group) in 2007, which provides services to small growing public companies. From December 2009 to March 2013 he was the President and Chief Financial Officer of Sionix Corporation and he served on the board of directors. He has experience working with auditors and regulatory agencies to rapidly address non-conforming situations and assisting companies who desire to increase their internal controls. Mr. Wells earned a BA in Finance and Entrepreneurship from Seattle Pacific University, and holds an MBA from Pepperdine University. We believe that Mr. Wells should serve as CFO of the Company due to his extensive experience working with small, growing public companies like us.

Family Relationships

No family relationship has ever existed between Mr. Wells and the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Employment Agreement

The Company has entered into a consulting agreement with Wells Compliance Group whereby the Company has agreed to pay $15,000 per month for services.

A copy of the Company’s press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1    Press release issued by the Company on May 28, 2015 (incorporated by reference to the Form 8-K filed on June 2, 2015)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Diego Pellicer Worldwide, Inc.

Date: June 10, 2015	By:	/s/ Ron Throgmartin
Ron Throgmartin
Chief Executive Officer